UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2010

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Mehmood Khan has been named to the role of Chief Executive Officer of PepsiCo, Inc.’s ("PepsiCo") newly created Global Nutrition Group, and will report to Indra Nooyi, Chairman and CEO of PepsiCo, in such role. The Global Nutrition Group is charged with building PepsiCo’s nutrition products and services. In his role as Chief Executive Officer, Global Nutrition Group, Dr. Khan will work to establish PepsiCo as a leading provider of foods and beverages that are wholesome and advantaged by science, as well as great tasting, accessible and affordable.

Dr. Khan, 52, joined PepsiCo in 2008 as Senior Vice President and Chief Scientific Officer and he will retain that role. As Chief Scientific Officer, Dr. Khan guides PepsiCo’s long-term research strategy and agenda for business opportunities. He provides global leadership and support to Research and Development ("R&D") for all PepsiCo divisions in the areas of enterprise research planning, R&D portfolio management, next generation technologies, nutritional standards, food safety and regulation, and quality assurance.

Prior to joining PepsiCo, Dr. Khan served for five years at Takeda Pharmaceuticals in various leadership roles including President of Research and Development and Chief Medical Officer. He also served at the Mayo Clinic until 2003 as the director of the Diabetes, Endocrinology and Nutrition Clinical Unit and as Consultant Physician in Endocrinology. He earned his medical degree from the University of Liverpool Medical School, England, and completed a fellowship in clinical endocrinology in the Department of Medicine, University of Minnesota, Minneapolis. He currently serves as a member of the Board of Governors, New York Academy of Sciences.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

November 16, 2010	By:	/s/ Thomas H. Tamoney, Jr.

Name: Thomas H. Tamoney, Jr.
Title: Senior Vice President, Deputy General Counsel and Assistant Secretary